Exhibit 10.3

Discover Financial Services
Amended and Restated 2014 Omnibus Incentive Plan
2015 AWARD CERTIFICATE FOR
PERFORMANCE STOCK UNITS

I

Table of Contents for Award Certificate

1.	Performance Stock Units Generally...................................................3

2.	Performance Measures.......................................................................3

3.	Vesting Schedule and Conversion......................................................3

4.	Special Provisions for Certain “Specified Employees”.....................4

5.	Dividend Equivalent Payments..........................................................4

6.	Death; Disability; Retirement............................................................5

7.	Reduction in Force.............................................................................6

8.	Change in Control..............................................................................6

9.	Termination of Employment..............................................................7

10.	Forfeiture/Cancellation/Clawback of PSU Awards Under Certain
Circumstances....................................................................................7

11.	Tax and Other Withholding Obligations............................................9

12.	Satisfaction of Obligations.................................................................9

13.	Nontransferability..............................................................................10

14.	Designation of a Beneficiary.............................................................10

15.	Ownership and Possession................................................................11

16.	Securities Law Matters......................................................................11

17.	Compliance with Laws and Regulations...........................................11

18.	No Entitlements.................................................................................12

19.	Consents............................................................................................13

20.	Electronic Delivery and Consent to Electronic Participation...........13

21.	Award Modification..........................................................................13

22.	Severability.......................................................................................14

23.	Successors.........................................................................................14

24.	Governing Law..................................................................................14

25.	Section 409A.....................................................................................14

26.	Defined Terms...................................................................................15

Discover Financial Services
Amended and Restated 2014 Omnibus Incentive Plan
2015 Award Certificate for Performance Stock Units
Discover has awarded to you performance stock units (“PSUs”) as part of your discretionary long-term incentive compensation for services provided to the Company during the Performance Period and through the Scheduled Vesting Date. This Award Certificate sets forth the general terms and conditions of your performance stock unit award (your “PSU Award”). Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 26 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 26 below have the meanings set forth in the Plan.
The number of PSUs in your Target Award has been communicated to you separately. If you are employed outside the United States, please reference the “International Supplement” included herein as Appendix C, which contains supplemental terms and conditions for your PSU Award. This Award Certificate should be read in conjunction with the International Supplement, if applicable, in order for you to understand the terms and conditions of your PSU Award.
Your PSU Award is made pursuant to the Plan. References to “performance stock units” or “PSUs” in this Award Certificate mean only those PSUs included in your PSU Award, and the terms and conditions herein apply only to such PSU Award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.
The purpose of this PSU Award is, among other things, to align your interests with the interests of Discover and its stockholders and to reward you for your continued Employment with the Company in the future and your compliance with the Company’s policies (including, without limitation, the Company’s risk policies and Code of Conduct), to protect the Company’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, the number of PSUs that you earn will depend on the Company’s performance during the Performance Period. Moreover, you will earn PSUs included in your PSU Award only if you (1) remain in continuous Employment through the Scheduled Vesting Date (subject to limited exceptions set forth herein), (2) are not found to be subject to the forfeiture, cancellation, or clawback provisions set forth in Section 10 below, and (3) satisfy obligations you owe to the Company as set forth in Section 12 below. As the Company deems appropriate and in its sole discretion, the Company will require you to provide a written certification or other evidence, from time to time, to confirm that none of the circumstances described in Section 10 below exist or have occurred, including upon a termination of Employment and/or during a specified period of time prior to the Scheduled Vesting Date. If you fail to timely provide any required certification or other evidence, the Company will cancel your PSU Award. It is your responsibility to provide the Human Resources Department with your up-to-date contact information.

1.	Performance Stock Units Generally.
Each PSU is a Restricted Stock Unit that is subject to additional conditions as described herein and corresponds to one share of Discover common stock. A PSU constitutes a contingent and unsecured promise by Discover to pay you one share of Discover common stock on the conversion date for the PSU. As the holder of PSUs, you have only the rights of a general unsecured creditor of Discover. You will not be a stockholder with respect to the shares of Discover common stock corresponding to your PSUs unless and until your PSUs convert to shares of Discover common stock.

2.	Performance Measures.
The portion, if any, of your Target Award that you can earn will be based on Discover EPS performance as set forth in Appendix A and the other terms and conditions of this Award Certificate, and may vary from zero to 1.5 times the number of PSUs included in your Target Award.

3.	Vesting Schedule and Conversion.
(a)Vesting Schedule. Except as otherwise provided in this Award Certificate, you will vest in any PSUs that are earned in accordance with Section 2 on the Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, PSUs will vest only if you continue to provide future services to the Company by remaining in continuous Employment through the Scheduled Vesting Date. The special vesting terms set forth in Sections 6, 7, and 8 of this Award Certificate apply (1) if your Employment terminates by reason of your death, Disability, or Retirement, (2) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 7, or (3) upon a Change in Control. Vested PSUs are subject to the tax withholding provisions set forth in Section 11 of this Award Certificate.
(b)Conversion.
(1)    Except as otherwise provided in this Award Certificate, your PSUs, to the extent earned and vested, will convert to shares of Discover common stock (rounded to the nearest whole share) on the Scheduled Vesting Date. The special conversion provisions set forth in Sections 6, 7, and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death, Disability, or Retirement, (ii) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 7, or (iii) upon a Change in Control.
(2)    The shares of Discover common stock delivered upon conversion of PSUs shall be delivered as soon as administratively practicable after the Scheduled Vesting Date and shall not be subject to any transfer restrictions, other than those that may arise under the securities laws, or the Company’s policies, including, without limitation, its stock ownership guidelines and/or Section 12 below, but will be subject to forfeiture, cancellation, or clawback as set forth in Section 10 below.
(c)Accelerated Conversion. The Committee, in its sole discretion, may determine that any PSUs may be converted to shares of Discover common stock or any dividend equivalents may be paid prior to the Scheduled Vesting Date subject to compliance with all Legal Requirements. In such case the Committee may determine in its sole discretion that the shares or dividend equivalents may not be transferable and may remain subject to applicable vesting, forfeiture, cancellation, clawback and withholding provisions.
(d)Rule of Construction for Timing of Conversion. Whenever this Award Certificate provides for your PSUs to convert to shares of Discover common stock, or your dividend equivalents to be paid, on the Scheduled Vesting Date or upon a different specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in conversion of your PSUs (or delivery of shares of Discover common stock following conversion) or payment of your dividend equivalents, as applicable, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion or payment, as applicable, is made by December 31 of the year in which occurs the Scheduled Vesting Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date. Similarly, neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages, and the Company shall have no liability to you (or to any of your beneficiaries or your estate), based on any acceleration of the conversion of your PSUs or payment of your dividend equivalents pursuant to Section 3(c), as applicable.

4.	Special Provisions for Certain “Specified Employees”.
Notwithstanding the other provisions of this Award Certificate, to the extent necessary to comply with Section 409A of the Internal Revenue Code, if Discover reasonably considers you to be one of its “specified employees” as defined in Section 409A of the Internal Revenue Code at the time of the termination of your Employment, any PSUs to which you are entitled under this Award Certificate that constitute a deferred compensation arrangement under Section 409A of the Internal Revenue Code and that are payable upon termination of your Employment will not convert to Discover common stock until the date that is six months after the termination of your Employment (or the date of your death, if such event occurs earlier).

5.	Dividend Equivalent Payments.
If Discover pays a regular or ordinary dividend on its common stock, you will be credited with cash dividend equivalents with respect to your PSU Award in an amount equal to the amount of the dividend that would have been paid on a number of shares of Discover common stock corresponding to your Target Award. Discover will credit the dividend equivalents as soon as is administratively practicable after it pays the corresponding dividend on its common stock. Your dividend equivalents will vest and be paid at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Certificate with respect to, your PSUs (provided that, subject to Section3(d), the dividend equivalents may be paid following the date on which the PSUs convert to shares of Discover common stock as soon as administratively practicable). The amount of dividend equivalents paid to you will be based on the number of PSUs that actually convert to shares of Discover common stock (and will be paid only if your PSUs convert to shares of Discover common stock), provided that such dividend equivalents will be reduced to the extent that application of the performance measures set forth in Appendix A results in your earning less than the Target Award and will be increased to the extent that application of those performance measures results in your earning more than the Target Award. (For example, if you earn 80% of the Target Award based on the performance measures, 20% of the dividend equivalents credited in respect of regular or ordinary dividends will be canceled.) The decision to pay a dividend and, if so, the amount of any such dividend, is determined by Discover in its sole discretion. No dividend equivalents will be paid to you on any canceled PSUs. Discover will decide on the form of payment and may pay dividend equivalents in shares of Discover common stock, in cash or in a combination thereof. Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations, as summarized in Section 11.
(a)Pro Rata Reduction. If your PSU Award is subject to a pro rata reduction upon the termination of your Employment (as described below) and your PSU Award is to be paid on a date following such termination, the amount of dividend equivalents credited to you in respect of regular or ordinary dividends paid on Discover common stock following your termination shall continue to be based on the number of shares of Discover common stock corresponding to your Target Award, and the amount paid to you (subject to the other terms and conditions of this Award Certificate) shall be the amount calculated as provided above in this Section5, in each case multiplied by the Pro Ration Fraction. If your PSU Award is subject to a pro rata reduction upon the termination of your Employment and is paid out on such termination (as described below), the amount of dividend equivalents paid to you shall be calculated based on the number of shares of Discover common stock corresponding to your Target Award (adjusted, if applicable, as provided in this Section5) multiplied by the Pro Ration Fraction.
(b)Effect of Cancellation. Notwithstanding the foregoing, in the event your PSU Award is canceled in full on or before the Scheduled Vesting Date, all dividend equivalents credited to you in respect of regular or ordinary dividends will be canceled.

6.	Death; Disability; Retirement.
The following special vesting and payment terms apply to your PSUs:
(a)Death. If you die, then the number of PSUs that will vest, and the number of shares of Discover common stock that the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, will receive will be determined by multiplying (1) the number of shares of Discover common stock earned based on the performance measures set forth in Appendix A had you remained in Employment through the Scheduled Vesting Date by (2) the Pro Ration Fraction, provided that your beneficiary or estate promptly notifies the Company of your death. Any such shares of Discover common stock will vest and convert to shares of Discover common stock on the Scheduled Vesting Date and will be delivered as soon as administratively practicable following the Scheduled Vesting Date. After your death, the cancellation provisions set forth in Section10(a) will no longer apply.
(b)Disability; Retirement. If your Employment terminates due to Disability or Retirement, then, subject to Section 4 above, any transfer restrictions and the cancellation provisions described herein, the number of PSUs that you will receive will be determined by multiplying (1) the number of shares of Discover common stock that would have been delivered to you, based on the performance measures described in Appendix A, had you remained in Employment through the Scheduled Vesting Date, by (2) the Pro Ration Fraction. These shares will vest and convert to shares of Discover common stock on the Scheduled Vesting Date and be delivered to you as soon as administratively practicable thereafter.

7.	Reduction in Force.
If the Company terminates your Employment due to a reduction in force or an elimination of your position, each as determined by the Company in its sole discretion, the number of PSUs that you will receive will be determined by multiplying (a)the number of shares of Discover common stock that would have been delivered to you, based on the performance measures described in Appendix A had you remained in Employment through the Scheduled Vesting Date, by (b) the Pro Ration Fraction, provided that you sign (and do not revoke) an agreement and release of claims satisfactory to the Company within 60 days following termination of your Employment. Upon the Company’s acceptance of your fully and timely executed agreement and release of claims, these PSUs will vest and convert to shares of Discover common stock on the later to occur of the Scheduled Vesting Date or the date that is 60 days following termination of your Employment, and be delivered to you as soon as administratively practicable thereafter, subject to Section 4 above.

8.	Change in Control.
(a)During First Year of Performance Period. If, during the first year of the Performance Period, a Change in Control occurs, then your Target Award (including the value of any dividend equivalents theretofore credited to you) will be converted to a cash award valued as of date of the Change in Control event as determined by the Company using the EPS Target multiplier set forth in Appendix A, the use of which shall be deemed to be a valuation using the target level. Any such cash award will be delivered to you (subject to Section 4above and the cancellation provisions set forth herein) as soon as administratively practicable following the sooner to occur of (1) the Scheduled Vesting Date or (2) the date when the Company terminates your Employment other than for Cause, or if you terminate your Employment for Good Reason. Notwithstanding the foregoing, if, following the Change in Control event but prior to the delivery of such cash award, you voluntarily terminate your Employment other than for Good Reason or you are terminated for Cause, you will forfeit such cash award.
(b)After First Year of Performance Period. If, after the first year of the Performance Period, a Change in Control occurs, then your Target Award (including the value of any dividend equivalents theretofore credited to you) will be converted to a cash award valued as of date of the Change in Control event as determined by the Company based on the performance measures in Appendix A but applied as though the Performance Period ended with the last quarter of Discover ending simultaneously with or before the effective date of the Change in Control, the use of which shall be deemed to be a valuation using the target level. Any such cash award will be delivered to you (subject to Section 4 above and the cancellation provisions set forth herein) as soon as administratively practicable following the sooner to occur of (1) the Scheduled Vesting Date or

(2) the date when the Company terminates your Employment other than for Cause, or if you terminate your Employment for Good Reason. Notwithstanding the foregoing, if, following the Change in Control event but prior to the delivery of such cash award, you voluntarily terminate your Employment other than for Good Reason or you are terminated for Cause, you will forfeit such cash award.

9.	Termination of Employment.
(a)Cancellation of Unvested PSU Awards. Your unvested PSUs, including any dividend equivalents theretofore credited to you, will be canceled if your Employment terminates for any reason other than under the circumstances set forth in this Award Certificate for death, Disability, and Retirement described in Section 6, for an involuntary termination by the Company described in Section 7, or in connection with a Change in Control as provided in Section 8.
(b)General Treatment of Vested PSU Awards. Except as otherwise provided in this Award Certificate, your vested PSUs will convert to shares of Discover common stock on the Scheduled Vesting Date. The tax and other withholding provisions as set forth in Section 11 of this Award Certificate will continue to apply until the date the shares of Discover common stock are delivered.

10.	Forfeiture/Cancellation/Clawback of PSU Awards Under Certain Circumstances.
The forfeiture, cancellation, and/or Clawback circumstances and events set forth in this Section 10 are designed, among other things, to incentivize compliance with the Company’s policies (including, without limitation, the Company’s risk policies and Code of Conduct), to protect the Company’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 10 shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the circumstances set forth in this Section 10 no longer apply).
(a)    Breach of Restrictive Covenants. Notwithstanding Discover’s performance based on the measures set forth in Appendix A or your satisfaction of the vesting conditions of this Award Certificate, PSUs (and any dividend equivalents credited thereon) are not earned until the Scheduled Vesting Date and, unless prohibited by applicable law, will be canceled prior to the Scheduled Vesting Date in any of the circumstances set forth below. Although you will become the beneficial owner of shares of Discover common stock following conversion of your PSUs, the Company may, upon notice, issue a transfer restriction with respect to your shares of Discover common stock following conversion of your PSUs (and any dividend equivalents credited thereon) pending any investigation or other review that impacts the determination as to whether the PSUs (and any dividend equivalents credited thereon) are cancellable under the circumstances set forth below. The shares of Discover common stock underlying such PSUs (and any dividend equivalents credited thereon) shall be forfeited in the event the Company determines that the PSUs were cancellable under the circumstances set forth below. Notwithstanding any provision of this Award Certificate to the contrary, in the event that at any time prior to one year after the termination of your Employment or service with the Company, you (i) engage, in Competitive Activity; (ii) engage in Wrongful Solicitation or (iii) breach your obligations to the Company under a confidentiality, intellectual property or other restrictive covenant, you shall be required to:
(1)    pay to the Company an amount in cash equal to the value of the PSUs that vested and converted to shares of Discover common stock net of taxes on or after, or within one year prior to, your termination of Employment, which value shall be determined using a valuation methodology established by the Company as of the date your PSUs converted, were scheduled to convert or otherwise became taxable, as applicable and any dividend equivalents that were paid on such PSUs; or
(2)    transfer to the Company a number of shares of Discover common stock equal to the number of the PSUs that vested and converted to shares of Discover common stock net of taxes on or after, or within one year prior to, your termination of Employment and any dividend equivalents that were paid on such PSUs.
(b)    Clawback.
(1)    In the event and to the extent the Committee reasonably determines that the performance considered by the Committee, and on the basis of which the amount of PSUs were granted, was based on Discover’s material noncompliance with any financial reporting requirement under the securities laws which requires Discover to file a restatement of its financial statements, you will forfeit the number of PSUs that were granted during the three-year period preceding the date on which Discover is required to prepare an accounting restatement, less the number of PSUs that would have been granted had your PSUs been granted based on compliance with any such financial reporting requirement under the securities laws (such number of PSUs, the “Clawback PSUs”, to be determined in each case by the Committee in its sole discretion and before satisfaction of tax or other withholding obligations pursuant to Section 11).
(2)    In the event and to the extent the Committee reasonably determines that the performance certified by the Committee, and on the basis of which PSUs were converted to shares of Discover common stock, was based on Discover’s material noncompliance with any financial reporting requirement under the securities laws which requires Discover to file a restatement of its financial statements, you will be obligated to repay to the Company: (i) the number of shares that were delivered upon conversion of your PSUs during the three-year period preceding the date on which Discover is required to prepare an accounting restatement, less the number of shares of Discover common stock that would have been delivered had your PSUs converted to shares of Discover common stock based on compliance with any such financial reporting requirement under the securities laws (such number of shares determined in each case by the Committee in its sole discretion and before satisfaction of tax or other withholding obligations pursuant to Section 11) (the “Clawback Shares”), net of taxes (or, in the alternative, an amount equal to the number of Clawback Shares net of taxes so transferred multiplied by the fair market value, determined using a valuation methodology established by the Company, of Discover common stock on the date your PSUs were scheduled to convert or otherwise became taxable, as applicable);

plus (ii) any dividend equivalents, net of taxes, that were paid on the Clawback Shares when your PSUs converted to shares of Discover common stock.
(c)    Risk Review. No PSUs will convert to shares of Discover common stock until (1) the Committee certifies the extent to which the performance criteria set forth in Appendix A have been satisfied, and (2) the Chief Human Resources Officer receives confirmation from the Chief Risk Officer that a review has been completed by the Chief Risk Officer to determine whether you engaged in any willful or reckless violation of the Company’s risk policies. If the Chief Risk Officer finds any such violation or breach, then the Company may determine that all or a portion of your PSUs will be forfeited. Additionally, if you are a Covered Employee, the Chief Risk Officer will conduct Company and / or Business Unit risk reviews as well as evaluate your individual risk goals. Based on this assessment, the Company may determine that all or a portion of your PSUs will be forfeited.
(d)    Authorization. You authorize the Company to deduct any amount or amounts owed by you pursuant to this Section 10 from any amounts payable by or on behalf of the Company to you, including, without limitation, any amount payable to you as salary, wages, paid time off, bonus, severance, change in control severance or the conversion of any equity-based award. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise this right of offset with respect to any amount payable to you shall not constitute a waiver of this right of offset with respect to any other amount payable to you or any other remedy.

11.	Tax and Other Withholding Obligations.
Subject to rules and procedures established by Discover, you may be eligible to elect to satisfy the tax or other withholding obligations arising upon conversion of your PSUs or upon any taxable event by paying cash or by having Discover withhold shares of Discover common stock or by tendering shares of Discover common stock, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares of Discover common stock withheld or tendered will be valued using the fair market value of Discover common stock on the date the shares of Discover common stock are scheduled to convert, or otherwise become taxable, as applicable, using a valuation methodology established by Discover. In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, Discover may limit the amount of shares of Discover common stock that you may have withheld or that you may tender.

12.	Satisfaction of Obligations.
Notwithstanding any other provision of this Award Certificate, Discover may, in its sole discretion, take various actions affecting your PSUs in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. Discover’s determination of the amount that you owe the Company shall be conclusive. The fair market value of Discover common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Discover. The actions that may be taken by Discover pursuant to this Section 12 include, but are not limited to, the following:
(a)Withholding of Shares of Discover Common Stock. Upon conversion of PSUs,

including any accelerated conversion pursuant to Sections 6, 7, or 8 above, or, if later, upon delivery of the shares of Discover common stock, Discover may withhold a number of shares of Discover common stock sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations whether national, federal, state or local tax withholding obligations including any social insurance contributions or employment tax obligation. The Company shall determine the number of shares of Discover common stock to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the fair market value of Discover common stock on the date the shares of Discover common stock are scheduled to convert, or otherwise become taxable, as applicable. To the extent that the Company retains any shares of Discover common stock or reduces the number of PSUs to cover the withholding obligations, it will do so at the minimum statutory rate. Should the Company withhold in excess of the actual tax withholding obligation, the Company will refund the excess amount to you within a reasonable period and without any interest.

(b)Withholding of Other Compensation. Discover may withhold the payment of dividend equivalents on your PSUs or any other compensation or payments due from Discover to ensure satisfaction of any obligation that you owe the Company or any tax or other withholding obligations or Discover may permit you to satisfy such tax or other withholding obligation by paying such obligation in immediately available funds.

(c)Mobile Employees. You are liable and responsible for all taxes and social insurance contributions owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant, vesting or payment of the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability. Further, you may be subject to individual income taxation (and possibly social security or other applicable personal or payroll taxes) in each jurisdiction where you have performed services for the Company between the Award Date and the Vesting Date. Taxes for which you are liable, if applicable, may be withheld and deposited by the Company in each jurisdiction in which you have performed services regardless of your status as a resident or non-resident in one or more of the jurisdictions that have a right to impose taxation. You agree that you will comply with all United States and foreign individual income tax return filing obligations that may be imposed with respect to the Award.

13.	Nontransferability.
You may not sell, pledge, hypothecate, assign or otherwise transfer your PSUs, other than as provided in Section 14 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the PSUs will be made only to you.

14.	Designation of a Beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares of Discover common stock and any dividend equivalents credited to you pursuant to Section 5 hereof to be paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix B with the Human Resources Department. Any shares of Discover common stock that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. If you previously filed a designation of beneficiary form for your equity awards with the Human Resources Department, such form will also apply to the PSUs granted pursuant to this PSU Award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares of Discover common stock under this PSU Award, Discover may determine in its sole discretion to deliver the shares of Discover common stock in question to your estate. Discover’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares of Discover common stock.

15.	Ownership and Possession.
(a)Generally. Generally, you will not have any rights as a stockholder in the shares of Discover common stock corresponding to your PSUs prior to conversion of your PSUs. Prior to conversion of your PSUs, however, you will receive dividend equivalent credits, as set forth in Section 5 of this Award Certificate. To the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code, with respect to any provision of this Award Certificate that provides for vested PSUs to convert to shares of Discover common stock on or as soon as administratively practicable after a specified event or date, such conversion will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date.
(b)Following Conversion. Subject to the terms and conditions of this Award Certificate, following conversion of your PSUs you will be the beneficial owner of the net shares of Discover common stock issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares of Discover common stock.

16.	Securities Law Matters.
Shares of Discover common stock issued upon conversion of your PSUs may be subject to restrictions on transfer by virtue of the Securities Act of 1933, as amended.  Discover may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.  Because Discover common stock will only be maintained in book-entry form, you will not receive a stock certificate representing your interest in such shares.

17.	Compliance with Laws and Regulations.
Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares of Discover common stock issued upon conversion of your PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

18.	No Entitlements.
(a)No Right to Continued Employment. This PSU Award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Company or your Employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your Employment by the Company or a Related Employer, or as giving you any right to continue in the employ of the Company or a Related Employer, during any period (including without limitation the period between the Date of the Award and the Scheduled Vesting Date or any portion of this period), nor shall they be construed as giving you any right to be reemployed by the Company or a Related Employer following any termination of Employment.
(b)No Right to Future Awards. This PSU Award, and all other awards of PSUs and other equity-based awards, are discretionary. This PSU Award does not confer on you any right or entitlement to receive another award of PSUs, any other equity-based award or any other award at any time in the future or in respect of any future period.
(c)No Effect on Future Employment Compensation. Discover has made this PSU Award to you in its sole discretion. This PSU Award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation. In addition, this PSU Award is not part of your base salary or wages and will not be taken into account in determining any other Employment-related rights you may have, such as rights to pension or severance pay, end of service payments, bonuses, long-service awards or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company.
(d)Termination of Employment. In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired through vesting of the Award resulting from termination of your employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you will be deemed irrevocably to have waived your entitlement to pursue such claim; and in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive the Award and vest in the Award under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g. active employment would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Award.
(e)Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.
(f)Award Terms Control. In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Company and the terms set forth in this Award Certificate, the latter shall control. In the event of any conflict between the terms set forth in this Award Certificate and the terms of the Plan, the latter shall control.

19.	Consents.
Your PSU Award is conditioned upon the Company’s making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.
In accepting this PSU Award, you consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company and any other possible recipients for the purpose of implementing, administering and managing your participation in the Plan, as well as for the purpose of the Company’s compliance with applicable law, including, without limitation, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. You understand that the recipients of your personal data may be located in the U.S. or elsewhere, and the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of your personal data, view the personal data, request additional information about the storage of your personal data, require any necessary amendments to your personal data or refuse or withdraw your consent by contacting your local human resources representative, in any case without cost. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.

20.	Electronic Delivery and Consent to Electronic Participation.
The Company may, in its sole discretion, decide to deliver any documents related to the PSU Award and participation in the Plan or future PSU Awards by electronic means. You hereby consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of PSU Awards and the execution of the PSU agreements through electronic signature.

21.	Award Modification.
The Committee reserves the right to modify or amend unilaterally the terms and conditions of your PSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of Discover. These amendments may include (but are not limited to) changes that the

Committee considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. The Committee may not modify your PSUs in a manner that would materially impair your rights in your PSUs without your consent; provided, however, that the Committee may, without your consent, amend or modify your PSUs in any manner that the Committee considers necessary or advisable to comply with or reflect the application of any Legal Requirement or to ensure that your PSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. Discover will notify you of any amendment of your PSUs that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer to be effective.

22.	Severability.
In the event the Committee determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your PSU Award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your PSU Award.

23.	Successors.
This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.

24.	Governing Law.
This Award Certificate and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the PSU Award to the substantive law of another jurisdiction.

25.	Section 409A.
This Award Certificate and your PSU Award (including all adjustments, substitutions, dividends, valuations and distributions, and deferrals hereunder) are intended to be exempt from or comply with Section 409A of the Internal Revenue Code pursuant to the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to requirements under Section 409Aof the Internal Revenue Code, you or your beneficiary shall fully cooperate with Discover to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Section 409Aof the Internal Revenue Code shall be interpreted to refer to any successor section of the Internal Revenue Code or other guidance issued by the U.S. Internal Revenue Service, or other agency with jurisdiction, as appropriate. To the extent that full or partial payment of your PSU Award that constitutes a deferral of compensation subject to Section 409Aof the Internal Revenue Code is made upon a termination of Employment, a termination of Employment shall be deemed to occur only if it is a “separation from service” for purposes of Section 409Aof the Internal Revenue Code, and references in this Award Certificate to “termination,” “termination of Employment,” or like terms shall mean a “separation from service.”

26.	Defined Terms.
For purposes of this Award Certificate, the following terms shall have the meanings set forth below:
(a)“Board” means the Board of Directors of Discover.
(b)“Cause” means:
(1)any act or omission which constitutes a material breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to Disability) within ten (10) business days after written notification thereof to you by the Company;
(2)any act or omission by you that constitutes (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets of, or business opportunities considered by, the Company or (iii) any other act which has caused or may reasonably be expected to cause material injury to the interest or business reputation of the Company; or
(3)your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.
(c)“Change in Control” means, except as provided otherwise below, the first to occur of any of the following events:
(1)except as otherwise provided in clause (3) below, any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company or any of its Subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, either (x) acquires ownership of stock of the Company that, together with stock held by such person

(not including the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company of a business), constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company (but only if such person did not own more than 50% of the total fair market value of the stock of the Company prior to the acquisition of additional stock), or (y) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) ownership of the stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own 30% or more of the total voting power of the stock of the Company prior to the acquisition of additional stock and not including the stock owned by such person any stock acquired directly from the Company other than in connection with the acquisition by the Company of a business);
(2)a change in the composition of the Board during any twelve-month period, such that individuals who, as of the Date of the Award, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the date of Date of the Award whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;
(3)the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which results in the securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (determined pursuant to clause (1) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing thirty percent (30%) or more of the total voting power of the stock of the Company (but only if such person did not own 30% or more of the total voting power of the stock of the Company prior to the acquisition of additional securities);
(4)the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (ii) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, either by the Company or by a person or more than one person acting as a group, that owns fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; provided, however, that a Change in Control pursuant to this clause (4) shall not be deemed to have occurred unless a person (determined pursuant to clause (1) above) or persons acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
Notwithstanding the foregoing, with respect to a Change in Control of Discover, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the beneficial holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.
(d)“Chief Human Resources Officer” means the chief human resources officer of Discover, any successor chief human resources officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief human resources officer.
(e)“Committee” means the Compensation and Leadership Development Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.
(f)“Company” means Discover and all of its Subsidiaries.
(g)“Competitive Activity” means:
(1)becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (i) that are similar or substantially related to the services that you provided to the Company, or (ii) that you had direct or indirect managerial or supervisory responsibility for at the Company, or (iii) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Company, in each such case, at any time during the year preceding the termination of your employment with the Company; or

(2)either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.
(h)“Competitor” means any corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) (1) the business of consumer lending, including, without limitation, credit card issuance or electronic payment services, or (2) any other business in which you have been involved in or had significant knowledge of, which has been conducted by the Company at any time during your employment with the Company. For the avoidance of doubt, a competitor of any entity which results from a corporate transaction involving the Company that constitutes a Change in Control shall be considered a Competitor for purposes of this Award Certificate.
(i)“Chief Risk Officer” means the chief risk officer of Discover, any successor chief risk officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief risk officer.
(j)“Covered Employee” means an employee who, as of the Date of the Award, has been identified as a covered employee by Corporate Risk Management.
(k)“Date of the Award” means the date set forth in Appendix A.
(l)“Disability” means a “permanent and total disability,” as defined in Section 22(e)(3) of the Internal Revenue Code.
(m)“Discover” means Discover Financial Services, a Delaware corporation.
(n)“Discover EPS” means sum of EPS for each fiscal year within the Performance Period.
(o)“Employed” and “Employment” refer to employment with the Company and/or Related Employment.
(p)“EPS” means fully-diluted earnings per share as defined by U.S. GAAP, excluding unusual, one-time events not reflected in business plan assumptions, as determined by the Committee, in its sole discretion.
(q)“Good Reason” means the occurrence of any of the following upon, or within six (6) months prior to or twenty-four (24) months after the occurrence of a Change in Control of Discover without your prior written consent:
(1) any material diminution in your assigned duties, responsibilities and/or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you, immediately prior to such assignment;
(2)a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;

(3)any material reduction in your base compensation; provided, however, that Company-initiated across-the-board reductions in compensation affecting substantially all eligible Company employees shall alone not be considered “Good Reason,” unless the compensation reductions exceed twenty percent (20%) of your base compensation;
(4)A material diminution of the budget over which you have authority;
(5)The Company’s requiring you to be based at a location that (i) is in excess of thirty-five (35) miles from the location of your principal job location or office immediately prior to the Change in Control, or (ii) results in an increase in your normal daily commuting time by more than ninety (90) minutes, except for required travel on Company’s business to an extent substantially consistent with your then present business travel obligations; or
(6)Any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company.
For purposes of paragraphs (1) through (6) above, the duties, responsibilities and/or authority assigned to you shall be deemed to be the greatest of those in effect prior to or after the Change in Control. Unless you become Disabled, your right to terminate your Employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued Employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Notwithstanding the foregoing, Good Reason shall not exist unless you give the Company written notice thereof within 30 days after its occurrence and the Company shall not have remedied the action within 30 days after such written notice.
(r)“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.
(s)“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement (including any foreign legal requirements).
(t)“Performance Period” means the period set forth in Appendix A.
(u)“Plan” means the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan, as in effect from time to time.
(v)“Pro Ration Fraction” means a fraction, not to exceed 1.0, the numerator of which is the number of days starting with and inclusive of the first day of the Performance Period and ending on the effective date of your termination of Employment and the denominator of which is:
(1)If your termination is due to your death, Disability, Retirement or a reduction in force or an elimination of your position, each as determined by the Company in its sole discretion, or if as of the date of your termination of Employment you are at least age (i) 55 and have at least five years of service, or (ii) 65, the number of days in the Performance Period; or
(2)If as of the date of your termination of Employment you are at least age 60 and have at least 10 years of service, the number of days in the first calendar year of the Performance Period.
(w)“Related Employment” means your employment with an employer other than the Company (such employer, herein referred to as a “Related Employer”), provided: (1) you undertake such employment at the written request or with the written consent of the Chief Human Resources Officer; (2) immediately prior to undertaking such employment you were an employee of the Company or were engaged in Related Employment (as defined herein); and (3) such employment is recognized by the Company in its discretion as Related Employment; and, provided further that the Company may (i) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (ii) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company’s respective rights and obligations.
(x)“Retirement” means the termination of your Employment by you or by the Company for any reason other than for Cause and other than due to your death or Disability, on or after the date on which:
(1)you have attained age 55 and completed at least 5 years of service with the Company; or
(2)you have attained age 65, whichever occurs first.
(y)“Scheduled Vesting Date” means the Scheduled Vesting Dates set forth in Appendix A.
(z)“Subsidiary” means (i) a corporation or other entity with respect to which Discover, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Discover, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.
(aa)“Target Award” means the number of PSUs that has been communicated to you separately and that will be earned, subject to the other terms and conditions of this Award Certificate, if the Discover EPS Target is achieved.
(ab)“Wrongful Solicitation” occurs upon either of the following events:

(1)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment; or
(2)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Discover has duly executed and delivered this Award Certificate as of the Date of the Award.

DISCOVER FINANCIAL SERVICES
By:

/s/ DOUG ROSE

Doug Rose
Senior Vice President, Chief HR Officer

APPENDIX A
Summary of Award

Date of Award:        January 22, 2015
Scheduled Vesting Date:    February 1, 2018
Performance Measures:
Your Target Award will be earned based on the Discover EPS. The number of PSUs that you earn based on the Discover EPS (subject to vesting and the other terms and conditions of your PSU Award) will be determined by multiplying the number of PSUs in your Target Award by a multiplier determined as follows:

Discover EPS Performance*	Target Award Multiplier
Lower than $7.89	0
$7.89 (threshold)	0
$11.05	0.5
$15.78 (target)	1.0
$18.15 (maximum)	1.5
Greater than $18.15	1.5
*If the Discover EPS is between the EPS Performance levels above, the Target Award Multiplier will be interpolated on a straight-line basis.
Performance Period:        January 1, 2015 to December 31, 2017

APPENDIX B
Designation of Beneficiary(ies) Under
Discover Equity Compensation Plans
This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any Discover equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.
I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

Beneficiary(ies) Name	Relationship	Percentage
(1)
(2)
(3)
(4)
Address(es) of Beneficiary(ies):
(1)
(2)
(3)
(4)

Name: (please print)                Date

Signature
Please sign and return this form to the Human Resources Department, Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015.

APPENDIX C
Discover Financial Services
International Supplement
This International Supplement to the Award Certificate for Performance Stock Units ("Award Certificate") contains supplemental terms and conditions for the Performance Stock Unit award (“Equity Award”) to employees of Discover Financial Services (or the relevant affiliated company) located in certain jurisdictions outside of the United States. The terms included in this International Supplement are intended to ensure compliance with the laws of the country in which you are Employed or, in certain instances, to make the awards more tax efficient in your country.
You have also received an Award Certificate applicable to your award. The Award Certificate, together with this International Supplement, collectively set forth the terms and conditions of your award. To the extent that this International Supplement amends, deletes or supplements any terms of the Award Certificate, this International Supplement shall control.
Capitalized terms that are used without definition in this International Supplement have the meanings assigned in the Award Certificate.

Employees in the United Kingdom.

If you are Employed in the United Kingdom, the Company will act in accordance with the Data Protection Act of 1998 as amended from time to time regarding any personal information which you provide to it in connection with your Equity Award (including the amount of the award) and you consent to the processing of such personal information in order to facilitate your participation in such equity incentive program, for any purposes required by law or regulation, or for any other legitimate business purpose. By accepting your Equity Award, you agree that from time to time, for the purposes described above, your personal information may be stored and processed by and disclosed and transferred to other offices and companies within the Company and to third parties, some of which are situated outside of the European Union and may not offer as high a level of protection for personal information as countries within the European Union.
All Employees Located Outside the United States.

If you are Employed outside of the United States, please note that your Equity Award is offered, issued and administered by Discover Financial Services, a Delaware corporation, and your local employer is not involved in the grant of awards under such equity incentive program. All documents related to your Equity Award, including the Award Certificate, this International Supplement and the link by which you access these documents, originate and are maintained in the United States.

Your Equity Award is made in virtue of your Employment with, and your services performed for, the appropriate entities within the Company. However, your award does not form part of your entitlement to remuneration or benefits, whether pursuant to any contract of Employment to which you may be a party or otherwise. Similarly, the existence of a contract of Employment between you and any entity within the Company shall not confer on you any right or entitlement to participate in the Equity Award or to receive awards thereunder, or any expectation that you might participate in such equity incentive program or receive additional equity awards in the future. Your Equity Award, the Award Certificate, and/or this International Supplement does not constitute an employment contract and does not create an employment relationship or a promise of continued employment for any period of time.
In addition, your equity award is not part of your base salary or wages and will not be taken into account (except to the extent otherwise required by local law) in determining any other employment-related rights you may have, such as rights to pension or severance pay.
Whether or not you have a contract of Employment with any entity within the Company, your rights and obligations under the terms of your office or Employment shall not be affected by your receipt of the Equity Award. By accepting your receipt of the Equity Award, you waive any and all rights to compensation or damages for any loss of the Equity Award in the event of your termination of your office or Employment for any reason whatsoever. This waiver applies whether or not such termination amounts to a wrongful or unfair dismissal.
You may be subject to applicable exchange control, currency control or similar financial laws that may affect your transactions with respect to your equity award, including without limitation, your ability to bring shares of Discover Financial Services common stock into your jurisdiction or to receive the proceeds of a sale of Discover Financial Services common stock in your jurisdiction. Moreover, you may be subject to certain notification, approval and/or repatriation obligations with respect to securities and funds you receive in connection with your awards. In addition the Company is not responsible for any foreign exchange fluctuations that change the value of your PSU Award. You are encouraged to consult your advisors to ascertain whether any restrictions or obligations apply to you.
Your Equity Award has not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction. Similarly, no prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable securities authorities in your jurisdiction. The grant of awards is being made only to employees of the Company and does not constitute and is not intended to be an offering to the public. For this reason, you must keep all award documents you receive, including but not limited to this International Supplement and the Award Certificate, confidential and you may not distribute or otherwise make public any award documents without the prior written consent of the Company. Moreover, you may not reproduce (in whole or in part) any award documents you receive. In addition, the shares of Company common stock you acquire upon vesting and conversion of your Equity Award may be subject to applicable restrictions on resale in your local jurisdiction. You are encouraged to consult your advisors to ascertain whether any restrictions or obligations apply to you.

    The Company recommends that you seek advice of your tax advisors regarding the tax treatment of your awards.